Exhibit 10.1

FIRST AMENDMENT
THIS FIRST AMENDMENT (this “Amendment”) dated as of June 19, 2020 to the Credit Agreement referenced below is by and among FOX FACTORY HOLDING CORP., a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H
WHEREAS, credit facilities have been extended to the Borrower pursuant to the Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time prior to the date hereof, the “Credit Agreement”) dated as of March 11, 2020 among the Borrower, the Lenders identified therein and the Administrative Agent; and
WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, and the Lenders have agreed to the requested modifications on the terms set forth herein.
NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
2. Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)Section 1.01 of the Credit Agreement is amended to include the following new definitions appropriate alphabetical order to read as follows:
“Chassis Financing Obligations” has the meaning set forth in Section 8.01(u).
“Permitted Hedge Transaction” means (a) any call or capped call option (or substantively equivalent derivative transaction) purchased in connection with the issuance of any Permitted Convertible Indebtedness (each a “Permitted Bond Hedge Transaction”) and (b) any call option, warrant or right to purchase (or substantively equivalent derivative transaction) sold by the Borrower substantially concurrently in connection with any purchase by the Borrower of a related Permitted Bond Hedge Transactions and the performance by the Borrower of its obligations thereunder (each a “Permitted Warrant Transaction”), in each case, relating to the Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of the Borrower); provided that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Borrower from the issuance of such Permitted Convertible Indebtedness in connection with such Permitted Bond Hedge Transactions.
(b)Section 1.01 of the Credit Agreement is amended by deleting the defined term “Leverage Ratio” in its entirety.
(c)The definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is amended by (i) replacing the table set forth therein in its entirety to read as follows:

Pricing Tier	Consolidated Net Leverage Ratio	Eurodollar Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	Greater than 3.50:1.00	2.25%	1.25%	0.45%
II	Less than or equal to 3.50:1.00 but greater than 3.00:1.00	1.75%	0.75%	0.35%
III	Less than or equal to 3.00:1.00 but greater than 2.00:1.00	1.50%	0.50%	0.30%
IV	Less than or equal to 2.00:1.00 but greater than 1.00:1.00	1.25%	0.25%	0.25%
V	Less than or equal to 1.00:1.00	1.00%	0.00%	0.20%
and (ii) the paragraph after the table is amended by replacing “Tier II” with “Tier III” in the second to last sentence therein.
(d)The definition of “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is amended by (i) deleting the “and” at the end of clause (ix) and (ii) adding the following to the end of the first sentence “and (xi) non-recurring expenses related to the relocation of manufacturing locations in an aggregate amount not to exceed $10,000,000 for the period of twelve consecutive months ending June 4, 2021.
(e)The definition of “Consolidated Total Indebtedness” in Section 1.01 of the Credit Agreement is amended by adding the following phrase after “Indebtedness for borrowed money”: “and all Chassis Financing Obligations outstanding for more than ninety (90) days”.
(f)The proviso in the definition of “Eurodollar Rate” in Section 1.01 of the Credit Agreement is amended in its entirety to read as follows:
provided, the Eurodollar Rate shall in no event be less than 0.50% per annum at any time.
(g)The definition of “Indebtedness” in Section 1.01 of the Credit Agreement is amended by (i) inserting the phrase “ but including any Chassis Financing Obligations” at the end of the parenthetical in clause (c), (ii) deleting the “and” at the end of clause (x) and (iii) adding the following immediately after clause (y): “and (z) any Permitted Hedge Transaction”.
(h)In the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement (i) clause (a) is amended by replacing each instance of “Leverage Ratio” with “Consolidated Net Leverage Ratio” and (ii) clauses (d), (e) and (f) are amended and restated to read as follows:
(d) subject, in the case of a Limited Condition Acquisition, to Section 1.08, before and after giving effect to such Acquisition, on a Pro Forma Basis, the Borrower is in compliance with each of the covenants set forth in Article VII, measuring Consolidated Total Indebtedness for purposes of Section 7.01 as of the date of such Acquisition and otherwise recomputing the covenants set forth in Article VII as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 6.01(a) or (b) as if such Acquisition had occurred, and any Indebtedness incurred in connection therewith was incurred, on the first day of the relevant period for testing compliance, and, to the extent the consideration for such Acquisition (including any assumed indebtedness and the fair market value of any deferred payment obligation) exceeds $10 million, the Borrower shall have delivered to the Administrative Agent a pro forma Compliance Certificate (which shall include the computation required by clause (a) above) signed by a Responsible Officer certifying to the foregoing at least five (5) days prior to the date of the consummation of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion);
(e) at least thirty (30) days prior to the date of the consummation of such Acquisition, (or such shorter period as the Administrative Agent may agree in its sole discretion), the Borrower shall have delivered to the Administrative Agent notice of such Acquisition, together with, to the extent the consideration for such Acquisition (including any assumed indebtedness and the fair market value of any deferred payment obligation) exceeds $10 million, historical financial information and analysis with respect to the Person whose stock or assets are being acquired (provided, if historical financial information is not readily available, the Borrower may provide a reasonably detailed description of the proposed material terms of such Acquisition);

(f) at least five (5) days prior to the date of the consummation of such Acquisition (or such shorter period as the Administrative Agent may agree in its sole discretion), to the extent the consideration for such Acquisition (including any assumed indebtedness and the fair market value of any deferred payment obligation) exceeds $10 million, the Borrower shall have delivered to the Administrative Agent copies of the substantially final acquisition agreement and related documents (including, to the extent applicable, financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Administrative Agent prior to such date;
(i)The definition of “Permitted Convertible Indebtedness” is amended by adding “and any related Permitted Hedge Transaction” to the end of such definition.
(j)The definition of “Restricted Payment” in Section 1.01 of the Credit Agreement is amended by (i) replacing the “and” at the end of clause (a) with “,” and (ii) adding the following to the end of clause (b):
, unless and to the extent that a corresponding amount is received in cash (whether through a direct cash payment or a settlement in shares of stock that are immediately sold for cash) substantially contemporaneously from the other parties to a transaction described in clause (a) of the definition of Permitted Hedge Transaction relating to such Permitted Convertible Indebtedness and (c) any cash payment made in connection with the settlement of a transaction described in clause (b) of the definition of Permitted Hedge Transaction solely to the extent the Borrower has the option of satisfying such payment obligation through the issuance of shares of common stock.
(k)Section 1.08 of the Credit Agreement is amended by replacing each instance of “Leverage Ratio” with “Consolidated Net Leverage Ratio”.
(l)The second to last sentence in Section 3.07 of the Credit Agreement is amended in its entirety to read as follows:
Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than 0.50% for purposes of this Agreement.
(m)Section 7.01 of the Credit Agreement is amended in its entirety to read as follows:
7.01 Consolidated Net Leverage Ratio. The Borrower will maintain a Consolidated Net Leverage Ratio for any Fiscal Quarter corresponding to such Fiscal Quarter end set forth on Schedule 2.07 of not greater than the ratio set forth below:

Fiscal Quarters Ending	Maximum Consolidated Net Leverage Ratio
Second Fiscal Quarter of 2020 through and including First Fiscal Quarter of 2021	4.25:1.00
Second Fiscal Quarter of 2021 and each Fiscal Quarter thereafter	4.00:1.00
(n)Section 8.01 of the Credit Agreement is amended by (i) deleting the “and” at the end of clause (t), (ii) renumbering clause (u) as clause (v) and (iii) adding a new clause (u) after clause (t) to read as follows
(u) (u) financing obligations with respect to chassis inventory owed to original equipment manufacturers and their affiliates in an aggregate amount not to exceed $120,000,000 (the “Chassis Financing Obligations”); and
(o)Section 8.02 of the Credit Agreement is amended by (i) deleting the “and” at the end of clause (g), (ii) renumbering clause (h) as clause (i), (iii) in new clause (i), replacing “$5,000,000” with “$15,000,000” and (iv) adding a new clause (h) after clause (g) to read as follows:
(h) Liens on chassis and proceeds thereof in connection with Chassis Financing Obligations; and
(p)Section 8.05 of the Credit Agreement is amended by (i) replacing each instance of “Leverage Ratio” in clause (c) with “Consolidated Net Leverage Ratio”, (ii) deleting the “and” at the end of clause (e), (iii) replacing the “.” at the end of clause (f) with “; and” and (iv) adding new clause (g) to the end of such section to read as follows:
(g) the Borrower may make any payment of premium to a counterparty under any transaction described in clause (a) of the definition of Permitted Hedge Transaction.

(q)Section 8.06 of the Credit Agreement is amended by (i) deleting the “and” at the end of clause (h), (ii) replacing the “.” at the end of clause (i) with “; and” and (iii) adding a new clause (j) at the end of such section to read as follows:
(j) transactions described in clause (b) of Permitted Hedge Transaction.
(r)Section 8.09 of the Credit Agreement is amended by adding “or any Permitted Hedge Transaction” after “Permitted Convertible Indebtedness”.
(s)Section 8.10 of the Credit Agreement is amended by (i) adding “Permitted Hedge Transactions and” before “Hedging Transactions entered into in the ordinary course” and (ii) deleting the second sentence therein in its entirety.
(t)Section 9.01(f) of the Credit Agreement is amended in its entirety to read as follows:
(f) (i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; provided, that the satisfaction of a condition to a conversion in Permitted Convertible Indebtedness shall not be an Event of Default pursuant to this clause (f) or (ii) there occurs under any Permitted Hedge Transactions an Early Termination Date (as defined therein) resulting from any event of default thereunder as to which the Borrower, or any of its Subsidiaries is the Defaulting Party (as defined therein) and the termination value (determined on a net basis) owed by any Loan Party or Subsidiary as a result thereof, taken together, is greater than $10,000,000; or
(u)Section 10.10 of the Credit Agreement is amended (i) by deleting the “and” at the end of clause (b); (ii) replacing the “.” at the end of clause (c) with “; and” and (iii) adding a new clause (d) after clause (c) to read as follows:
(d) to enter into and perform any intercreditor agreement or subordination agreement in form and substance satisfactory to the Administrative Agent in its sole discretion with respect to Indebtedness permitted pursuant to Section 8.01(b) and Section 8.01(r).
(v)A new Section 10.13 is added to the end of Article X of the Credit Agreement to read as follows:
10.13 Intercreditor Agreements. Each Lender (including each Person that becomes a Lender after the date hereof) agrees to be bound by the terms of each intercreditor agreement or subordination agreement with respect to Indebtedness permitted pursuant to Section 8.01(b) and Section 8.01(r) and entered into by the Administrative Agent.
4. Conditions Precedent. This Amendment shall become effective as of the date hereof upon satisfaction of the following conditions precedent:
(a)  this Amendment properly executed by the Loan Parties, the Required Lenders and the Administrative Agent;
(b) payment by the Borrower to the Lenders and the Arranger of all agreed fees in connection with this Amendment; and
(c) payment by the Borrower of all reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent).
5. Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement, as amended hereby, and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement, as amended hereby, and the other Loan Documents) shall be deemed to include this Amendment.

6. Representations and Warranties; No Default. Each Loan Party represents and warrants to the Administrative Agent and each Lender that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) each of the representations and warranties of each Loan Party contained in the Credit Agreement, as amended hereby, or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date and (b) no Default exists.
7. Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents, as amended hereby, and (c) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents, as amended hereby.
8. Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted by such Loan Parties in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment does not in any manner impair or otherwise adversely affect any of the Liens granted by such Loan Parties in or pursuant to the Loan Documents.
        9. No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
        10. Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.
        11. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York. The provisions of Sections 11.15 (Waiver of Jury Trial) of the Credit Agreement are incorporated into this Amendment by this reference and shall be applicable to this Amendment and the matters addressed in it as if set forth herein in full.
Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:

FOX FACTORY HOLDING CORP.,
a Delaware corporation
By: /s/ John Blocher
Name: John Blocher
Title: Interim Chief Financial Officer

GUARANTORS:

FOX FACTORY, INC.,
a California corporation

By: /s/ John Blocher
Name: John Blocher
Title: Chief Financial Officer

ST USA HOLDING CORP.,
a Delaware corporation

By: /s/ Mark Meldrum
Name: Mark Meldrum
Title: Chief Financial Officer

RT ACQUISITION CORP.,
a Delaware corporation,
FF US HOLDING CORP.,
a Delaware corporation
FF US ACQUISITION CORP.,
a Delaware corporation

By: /s/ John Blocher
Name: John Blocher
Title: Treasurer

FF US HOLDING LLC,
a Georgia limited liability company

By: /s/ Richard T. Winters
Name: Richard T. Winters
Title: President

FF INDIANA HOLDING LLC,
an Indiana limited liability company,
SCA PERFORMANCE HOLDINGS INC.,
a Delaware corporation,
SCA PERFORMANCE, INC.,
a Delaware corporation
ROCKY RIDGE TRUCKS, INC.,
a Delaware corporation,
ROCKY MOUNTAIN TRUCKWORKS, INC.,
a Delaware corporation

By: /s/ Richard T. Winters
Name: Richard T. Winters
Title: Chief Executive Officer

ROCKY RIDGE REAL ESTATE, LLC,
a Delaware limited liability company
By: SCA PERFORMANCE, INC.,
a Delaware corporation, its sole member

By: /s/ Richard T. Winters
Name: Richard T. Winters
Title: Chief Executive Officer

ROCKY RIDGE TRANSPORT, LLC,
a Georgia limited liability company
By: ROCKY RIDGE TRUCKS, INC.,
a Delaware corporation, its sole member

By: /s/ Richard T. Winters
Name: Richard T. Winters
Title: Chief Executive Officer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent
By: /s/ Denise Jones
Name: Denise Jones
Title: Vice President

LENDERS:

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender
By: /s/ David Barney
Name: David Barney
Title: Senior Vice President

TRUIST BANK,
as a Lender
By: /s/ Tesha Winslow
Name: Tesha Winslow
Title: Director

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Jason Nadler
Name: Jason Nadler
Title: Managing Director

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Alfredo Wang
Name: Alfredo Wang
Title: Duly Authorized Signer

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Mike Gifford
Name: Mike Gifford
Title: Director

REGIONS BANK,
as a Lender
By: /s/ Cheryl L. Shelhart
Name: Cheryl L. Shelhart
Title: Director

TD BANK, N.A.,
as a Lender
By: /s/ Uk-Sum Kim
Name: Uk-Sum Kim
Title: Senior Vice President

CITIZENS BANK, N.A.,
as a Lender
By: /s/ Karmyn Paul
Name: Karmyn Paul
Title: Vice President

ATLANTIC UNION BANK,
as a Lender
By: /s/ Charles B. Vaughters
Name: Charles B. Vaughters
Title: Director, Corporate Banking

FIRST HORIZON BANK,
as a Lender
By: /s/ William W. George
Name: William W. George
Title: Vice President